EXHIBIT 99.1

For Immediate Release

VNUS Medical Technologies, Inc. Files Patent Infringement Lawsuit
Against Diomed Holdings, Inc.

San Jose, CA – July 21, 2005 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, announced today that it has filed a patent infringement action in the United States District Court, Northern District of California, against Diomed Holdings, Inc. (AMEX: DIO) for infringement of several of VNUS’ patents.

Diomed markets endovenous laser ablation products for use in methods which infringe several of VNUS’ patents. VNUS is seeking an injunction prohibiting Diomed from selling these products in addition to monetary damages.

About VNUS Medical Technologies, Inc.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

Contact:

Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
Fax: 408-944-0292
ir@vnus.com
www.vnus.com

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